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                                                                    Exhibit 10.9


April 23, 1997


Mr. Peter J. Schied
60 Sunshine Drive
Southampton, PA 18966

Dear Mr. Schied:

On behalf of Adolor Corporation (the "Company"), I would like to offer you a position as Vice President and Chief Financial Officer at the Company. Your responsibilities will include, among other things, all financial and administrative matters of the Company. The purpose of this letter is to summarize the terms of your employment with the Company should you accept the offer.

You will commence employment with the Company on Monday, May 26, 1997 and you will report directly to John Farrar, President and CEO. Your base salary will be $138,000 per year. Such salary shall be paid in conformance with the Company's customary practice as established or modified from time to time. Currently, the Company is paying salary on alternate Fridays.

Contemporaneously with your acceptance of this offer, you will be granted an option to purchase 500,000 shares of the Company's Common Stock, which will vest in equal monthly amounts over the next 4 years. The exercise price of each share covered by the option shall be $0.07, which is the fair market value on the date of the grant. The options will be Incentive Stock Options and will be issued pursuant to the Company's Stock Option Plan, a copy of which is attached.

You will be entitled to three weeks of vacation annually, and you will be entitled to participate in the Company's benefit plans. In addition, the Company will provide you with term life insurance equal to two times your annual base salary. You will be eligible to participate in the Company's bonus program which is a discretionary program.

If you are terminated pursuant to a change in control or for any other reason than for just cause, then the Company, or its successor, shall be obligated to continue to pay you at your then current base salary rate for a period of six months following such termination. The Company may defer such severance payments during such periods as it has less than six months of then current burn rate" in its accounts including accounts receivable.
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Lastly, as a condition of employment with the Company, you will be required to sign a standard Employee Noncompetition, Nondisclosure and Development Agreement, a copy of which is attached, hereto.

The above employment terms in this agreement are not contractual. They are a summary of our initial at-will employment relationship and, as such, are subject to later modification as business conditions warrant; provided, however, that the terms of the severance payments may not be modified without your consent.

This offer of employment expires at 5:00 p.m. on Friday, May 2, 1997.

I hope you accept this offer. It will be a great pleasure to welcome you to Adolor Corporation, and I am sure you will contribute greatly to the Company's success.

If the foregoing terms are acceptable, and you wish to accept this offer pursuant to such terms, please sign, date and return the enclosed copy of this letter to me.

                                 Very truly yours,

                                 Adolor Corporation

                                 /s/ John J. Farrar
                                 ______________________________________
                                 John J. Farrar, President and CEO


Accepted and Agreed

/s/ Peter Schied
________________________

Date:

                                      -2-
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                                  May 7, 1997

Mr. Peter J. Schied
60 Sunshine Drive
Southampton, PA 18966

Dear Peter:

This letter will amend my letter to you dated April 23, 1997 as follows:

     a)  Your start date will be June 1, 1997;

     b) The expiration of the offer period is extended to 5:00 p.m. on May 8, 1997.

                                        Very truly yours,

                                        /s/ John J. Farrar
                                        _________________________
                                        John J. Farrar
                                        President and CEO

JJF/